SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 1, 2010

SupportSave Solutions, Inc.
(Exact name of registrant as specified in its charter)

NV	333-143901	98-0534639
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11132 Ventura Blvd, Ste #420, Studio City, CA	91604
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  925-304-4400

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - Registrant’s Business and Operations

Item 1.01     Entry into a Material Definitive Agreement.

On November 1, 2010, we entered into an employment agreements with Chris Johns and Aina Dumlao to serve as executives of our company.

Employment Agreement with Chris Johns

Under the employment agreement with Mr. Johns, he will continue to serve as Chairman of the Board of Directors and Chief Executive Officer until December 31, 2012, and his employment term will be automatically renewed for two successive consecutive two year periods thereafter unless terminated in writing by us on ninety days notice before the end of the term. During the term of his employment, Mr. Johns shall be entitled to receive a base salary of $120,000 per year, an initial signing bonus of $15,000, and discretionary bonuses based on his services as determined by our board of directors. Mr. Johns is also eligible to receive health and life insurance benefits, paid vacation, reimbursements for expenses, a training allowance of $5,000 per year, and the right to participate in benefit plans available to other key executives.

Further under the employment agreement, for as long as Mr. Johns owns shares in our company, if we issue additional securities of any class (other than pre-existing obligations to issue securities), he will be entitled to receive a corresponding increase in the amount of securities he holds so that his proportionate ownership in our company’s common and voting shares is not decreased. This right to non-dilution will survive for three years after Mr. Johns’ termination with our company.  In addition, if there is a Change in Control (as defined in the employment agreement), Mr. Johns shall have the right to require us to purchase all or a portion of his shares at market value, as determined by the previous five trading days’ average VWAP.

Unless we terminate Mr. Johns’ employment for Cause (as defined in the employment agreement) or if Mr. Johns voluntarily resigns, Mr. Johns will be entitled to receive his base salary, any earned but unpaid bonuses, and benefits for a period of 4 months following termination or the remainder of the term, whichever comes earlier. If the employment agreement is terminated by us for Cause or if Mr. Johns voluntarily resigns, Mr. Johns is entitled to receive his base salary, any earned but unpaid bonuses, and benefits through the date of termination.

The employment agreement contains customary agreements and representations by Mr. Johns regarding confidentiality, assignment of inventions, and non-disparagement.

Employment Agreement with Aina Dumlao

Under the employment agreement with Ms. Dumlao, she will serve as our Senior Vice President and Treasurer until December 31, 2012, and her employment term will be automatically renewed for two successive consecutive two year periods thereafter unless terminated in writing by us on ninety days notice before the end of the term. During the term of her employment, Ms. Dumlao shall be entitled to receive a base salary of $115,000 per year, an initial signing bonus of $15,000, and discretionary bonuses based on her services as determined by our board of directors.  Ms. Dumlao is also eligible to receive health and life insurance benefits, paid vacation, reimbursements for expenses, a training allowance of $5,000 per year, and the right to participate in benefit plans available to other key executives.

Further under the employment agreement, for as long as Ms. Dumlao owns shares in our company, if we issue additional securities of any class (other than pre-existing obligations to issue securities), she will be entitled to receive a corresponding increase in the amount of securities she holds so that her proportionate ownership in our company’s common and voting shares is not decreased. This right to non-dilution will survive for three years after Ms. Dumlao’s termination with our company.  In addition, if there is a Change of Control (as defined in the employment agreement), Ms. Dumlao shall have the right to require us to purchase all or a portion of her shares at market value, as determined by the previous five trading days’ average VWAP.

Unless we terminate Ms. Dumlao’s employment for Cause (as defined in the employment agreement) or if Ms. Dumlao voluntarily resigns, Ms. Dumlao will be entitled to receive her base salary, any earned but unpaid bonuses, and benefits for a period of 4 months following termination or the remainder of the term, whichever comes earlier. If the employment agreement is terminated by us for Cause or if Ms. Dumlao voluntarily resigns, Ms. Dumlao is entitled to receive her base salary, any earned but unpaid bonuses, and benefits through the date of termination.

The employment agreement contains customary agreements and representations by Ms. Dumlao regarding confidentiality, assignment of inventions, and non-disparagement.

The foregoing description of the employment agreements with Mr. Johns and Ms. Dumlao is qualified in its entirety by reference to the employment agreements, attached hereto as Exhibits 10.1 and 10.2.

SECTION 5 – Corporate Governance and Management

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information contained in Item 1.01 above is herein incorporated by reference.

SECTION 9 - Financial Statements and Exhibits

Item 9.01     Financial Statements and Exhibits.

Exhibit Number	Exhibit Description
10.1	Employment Agreement with Chris Johns dated November 1, 2010
10.2	Employment Agreement with Aina Dumlao dated November 1, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SupportSave Solutions, Inc.

/s/ Christopher Johns
Christopher Johns
Chief Executive Officer

Date: November 3, 2010